EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Dana Holding Corporation 2008 Omnibus Incentive Plan and the Dana Holding Corporation 2008 Common Stock Bonus Plan, of our reports dated March 19, 2007, with respect to the consolidated financial statements and financial statement schedule of Prior Dana (as such term is defined in the Form S-8) incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006, Prior Dana’s management assessment of effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Prior Dana, filed with the Securities and Exchange Commission.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
February 12, 2008
Toledo, Ohio